Exhibit 10.1

EMPLOYEE IS AFFIRMATIVELY ADVISED, INSTRUCTED, CAUTIONED AND RECOMMENDED TO CONSULT WITH AN ATTORNEY PRIOR TO THE EXECUTION OF THIS AGREEMENT. PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATE AGREEMENT FIRST DELIVERED TO EMPLOYEE: August 10, 2023

SEPARATION, CONSULTING AND

GENERAL RELEASE AGREEMENT

This Separation, Consulting and General Release Agreement (the “Agreement”) is entered into by and between Michael L. Winkler (“Employee”), U.S. Silica Company (the “Company”) and U.S. Silica Holdings, Inc. (“Parent,” and together with the Company and the Employee, the “Parties”).

WHEREAS:

Employee’s employment with the Company is expected to terminate effective on September 30, 2023; and

The Parties desire for Employee to continue providing services in a non-employee consulting position following Employee’s termination of employment, subject to the terms described herein; and

Subject to the conditions identified herein, the Company is willing to provide Employee with the benefits described herein and Employee is willing to provide the services described herein; and

This Agreement represents the waiver and release of any claims Employee might have against the Releasees (as such term is defined below) as of the date of his execution of this Agreement.

NOW, THEREFORE, for mutual consideration the adequacy and sufficiency of which is hereby acknowledged by the Parties:

1.	Employment Termination Date / Status Through Employment Termination Date.

(a) Employment Termination Date. Employee’s last day of employment with the Company will be September 30, 2023, or such earlier date that Employee’s employment is terminated in accordance with Section 1(b) of this Agreement, whichever date is earlier. The actual date Employee’s employment terminates with the Company is the “Employment Termination Date.” Regardless of Employee’s signing this Agreement, on the next regular payday after the Employment Termination Date, the Company will provide Employee with Employee’s final paycheck, which will include Employee’s final wages, through the Employment Termination Date, less applicable taxes and withholdings. After the Employment Termination Date, Employee will not represent himself as being an employee, agent, or representative of the Company for any purpose.

(b) Status Through Employment Termination Date. The Parties agree that, effective on August 14, 2023 (the “Transition Date”), Employee will no longer hold the office of Executive Vice President and Chief Operating Officer and will no longer be an executive officer of the Company. From August 14, 2023 through the Employment Termination Date (the “Transition Period”), Employee will continue as an employee of the Company in the position of Special Advisor to the Chief Executive Officer. Prior to and during the Transition Period, Employee shall: (i) abide by all of the Company’s general policies and procedures in effect from time to time; (ii) perform Employee’s job duties in good faith to the best of Employee’s abilities; (iii) continue to devote substantially all of Employee’s business time and attention to the business and affairs of the Company and transition Employee’s duties and provide other transitional assistance to the Company as requested by the Company. Employee acknowledges that Employee’s employment with the Company remains at-will prior to and during the Transition Period, and Employee or the Company may terminate Employee’s employment prior to the Employment Termination Date.

(c) Compensation During Transition Period. Subject to Employee’s execution and non-revocation of this Agreement and, with respect to Sections 1(c)(ii) and (iv) below, the Affirmation of Separation, Consulting and General Release Agreement (“Affirmation”) attached as Exhibit A hereto, and subject further to Employee’s continued employment through September 30] 2023 or the earlier termination of Employee’s employment by the Company without Cause (as defined in the Fifth Amended and Restated U.S. Silica Holdings, Inc. 2011 Incentive Compensation Plan (the “Equity Plan”), and Employee’s compliance with all obligations under this Agreement, the Affirmation and all restrictive covenants, including non-competition, non-solicitation, inventions and confidential information obligations contained in additional existing agreements between Employee and Company (the “Restrictive Covenants”), Employee will be entitled to receive from the Company the following during the Transition Period:

(i) Salary and Benefits. During the Transition Period Employee’s annual base salary shall remain at $440,000 per year and Employee will continue to be a participant in the U.S. Silica Holdings, Inc. Change in Control Severance Plan (the “CIC Plan”) and to remain eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs.

(ii) 2023 ABIP. Employee will also be eligible to earn a prorated annual incentive under the Company’s annual bonus incentive program for 2023 (“2023 ABIP”). The amount of the prorated 2023 ABIP, if any, will be equal to the product of (a) multiplied by (b), where (a) is the amount earned in respect of 2023 performance under the 2023 ABIP as determined by the Board or a duly authorized committee of the Board in accordance with 2023 ABIP calculations applicable to similarly situated executives of the Company prior to the Transition Date and (b) is a fraction, the numerator of which is the number of days in 2023 through the Employment Termination Date and the denominator of which is 365. Any prorated 2023 ABIP earned will be paid in accordance with the Company’s standard practices by March 15, 2024. For the avoidance of doubt, Employee will not be eligible to participate in the Company’s annual bonus incentive program for 2024.

(iii) Equity Awards. Employee’s outstanding stock options, restricted stock units and performance share units (the “Equity Awards”) will continue to vest under the existing terms and conditions set forth in the Equity Plan and Employee’s applicable grant documents (collectively, the “Equity Documents”) through the end of the “Consulting Period” (as that term is defined in Section 10(a) below). For clarity, since Employee’s service as an employee during the Transition Period and as a consultant during Consulting Period will be continuous, Employee’s separation of employment will not constitute a “Termination” as that term is used in the Equity Documents. Accordingly, vesting of the Equity Awards will continue during the Consulting Period. All terms, conditions and limitations applicable to the Equity Awards will continue to be subject to the applicable Equity Documents, subject to the provisions hereof. Employee will not be entitled to the grant of any Equity Award after the Employment Termination Date.

On the Employment Termination Date, Employee’s unvested Equity Awards shall be comprised of the following:

RSUs
Grant Date	Unvested Shares	Vesting Date
2/12/21	17,04	2/12/24
2/10/22	15,548	2/10/24
2/10/22	15,548	2/10/25

PSUs
Performance Period	Target Shares
1/1/21 – 12/31/23	62,500
1/1/22 – 12/31/24	57,009

(iv) Health Insurance; COBRA Rights. Employee’s eligibility to participate in Company employee benefit plans as an employee, including the Company’s group health plan, will end on the Employment Termination Date; however, if Employee properly and timely elects continuation coverage under the provisions of Section 4980B of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), subject to the provisions below, the Company will pay or reimburse 100% of Employee’s health insurance premium for twelve (12) months, beginning on the Employment Termination Date or, if earlier, until Employee is no longer eligible to receive continued coverage (or elects to no longer receive such continued coverage) under provisions of Section 4980B of the Code (“COBRA”). Payment or reimbursement in accordance with the above will be dependent upon the Company determining that payment of such amounts would not result in the imposition of taxes on the Company for any failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, the Health Care and Education Reconciliation Act of 2010, as amended or other applicable laws. The existence and duration of Employee’s rights and/or the COBRA rights of any of his eligible dependents will be determined in accordance with Section 4980B of the Code. To the extent necessary to avoid the imposition of taxes under the foregoing laws or failure to satisfy the requirements of Section 105(h) of the Code, the Company may make a taxable payment equal to Employee’s COBRA premiums or include the cost of such premium payments or reimbursements in Employee’s taxable income.

(d) The entitlements provided in Section 1(c) above are expressly conditioned upon the following:

(i)	Employee has not revoked this Agreement or the Affirmation;

(ii)	The Company has received adequate proof that there is a zero balance owed on Employee’s Company credit card;

(iii)	Employee has returned to the Company all Company property in his possession;

(iv)	Employee is in compliance with this Agreement and with all Restrictive Covenants; and

(v)	Employee has otherwise cooperated with the Company in all matters related to his separation from the Company.

(e) Vacation Pay. Following the Employment Termination Date, Employee will also be paid a sum equal to all accrued but unused vacation, less applicable payroll taxes and withholdings, in accordance with Company policy.

(f) No Other Entitlements. Employee acknowledges and agrees that the payments and benefits provided in Section 1(c) constitute consideration beyond that which, but for the mutual covenants set forth in this Agreement, the Company otherwise would not be obligated to provide to Employee as of the Employment Termination Date. Employee acknowledges that he will no longer be entitled to any other benefits, payments or contributions from the Company or its subsidiaries other than those specifically provided for in this Agreement or under an employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended.

(g) Breach of Agreement or Restrictive Covenants by Employee. Employee understands and agrees that his breach of this Agreement or any other Restrictive Covenants will eliminate his entitlement to any entitlements under this Agreement, including such benefits already received and, with respect to benefits received, upon request from the Company, Employee will be required to immediately return such amounts or monetary equivalent of such benefit requested by the Company in the event of a breach. EMPLOYEE ACKNOWLEDGES THE SIGNIFICANCE AND MATERIALITY OF THIS PROVISION TO THIS AGREEMENT, AND HIS UNDERSTANDING OF THIS PROVISION.

2. Earned Compensation. Except for the amounts due in accordance with Sections 1(a) and 1(c) above, Employee specifically acknowledges that, as of the date of execution of this Agreement, he has been paid all wages, commissions, compensation, accrued time-off, benefits, and other amounts that Employee is or was owed under the Fair Labor Standards Act (“FLSA”), or any other applicable federal, state, or local law or regulation providing for the payment of wages, commissions, compensation, accrued time-off, and benefits (“Wage Law”) to which he is entitled through and including the Employment Termination Date. Employee is not owed any back-pay, damages, penalties, or any other amounts due under the FLSA, or any other applicable federal, state, or local Wage Law. Employee shall not be eligible for any other payment beyond the aforementioned.

3. Non-Admission. The Parties understand and agree that this Agreement does not represent any admission of liability or misconduct by any person or entity for any purpose. Rather, Employee and the Releasees are resolving all matters arising out of their employer-employee relationship and with all other relationships between Employee and the Releasees.

4. Release. In exchange for the benefits and undertakings described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby fully and forever releases and discharges the Company, its parents, subsidiaries and affiliates, and each of its and their general and limited partners and members and managers, including, without limitation, each of their respective predecessors, successors, assigns, subsidiaries, affiliates, affiliated partnerships and companies, as well as its and their current and former shareholders, directors, officers, employees, partners, members, trustees, attorneys, representatives, fiduciaries and/or agents, both individually and in their official capacities (collectively, the “Releasees”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever, both past and present and whether known or unknown, suspected, or claimed against the Company or any of the Releasees which

Employee or any of Employee’s heirs, executors, administrators or assigns, may have, including (without limitation) those claims which arise in whole or in part in connection with his hiring and employment by the Company and the termination of employment, including but not limited to his pay in whatever form, and specifically including Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act, as amended; the Older Workers’ Benefit Protection Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the National Labor Relations Act, as amended; the Labor-Management Relations Act, as amended; the Worker Adjustment Retraining and Notification Act of 1988; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974 (except as to rights which already may have vested); the Equal Pay Act of 1963 as amended; the Uniformed Services Employment and Reemployment Rights Act of 1994; Employment Discrimination, Texas Lab. Code Ann. §21.001, et. seq., as amended; the Texas Payday Law, Texas Lab. Code Ann. §61.001, et. seq., as amended; the Texas Minimum Wage Act, Texas Lab. Code Ann. §62.001, et. seq., as amended; the anti-retaliation provisions of the Texas Workers’ Compensation Act, Texas Lab. Code Ann § 451.001 et. seq., as amended, and other applicable Texas statutes or regulations; and the common law of the state of Texas, in all cases except to the extent such claims cannot be waived as a matter of law, and all other federal, state or local laws, statutes, regulations or ordinances, any and all claims in contract, tort, public policy, or common law, and any and all claims for costs and attorney fees (“Claims”). It is the intention of Employee in executing this Agreement that it will be effective as a bar to each and every claim, demand, and cause of action mentioned or implied in this Agreement. Each Party understands the significance of his or its release of unknown claims and his or its waiver of statutory protection against a release of unknown claims. In waiving and releasing any and all claims against the Released Parties, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or facts in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Agreement will remain effective in all respects — despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Agreement if Employee had prior knowledge of such facts.

5. Representations and Acknowledgements. Employee represents to each of the Releasees that at no time prior to execution of this Agreement has Employee filed or caused or permitted the filing of any Claim which he may now have or has ever had against any of the Releasees which is based in whole or in part on any matter referred to in Section 4 above; and Employee acknowledges that, subject to the Company’s performance under this Agreement, to the maximum extent permitted by law, he is prohibited from doing so. Employee further agrees that if any person, organization, or other entity should bring a claim against the Released Parties involving any such matter, Employee will not accept any personal relief in such action.

6. EXCEPTIONS FOR CLAIMS NOT BEING WAIVED OR RELEASED BY EMPLOYEE. The only claims that are not being waived and released by Employee under this Agreement are claims Employee may have for:

(a) unemployment benefits, workers’ compensation benefits, state disability benefits and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

(b) any benefit entitlements that are vested as of the Employment Termination Date pursuant to the terms of an Employer-sponsored benefit plan governed by the federal law known as “ERISA;”

(c) violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

(d) any wrongful act or omission occurring after the date Employee signs this Agreement;

(e) any claim under the Fair Labor Standards Act or claim for health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”);

(f) any claim Employee may have to challenge the knowing and voluntary nature of this Agreement under the Older Workers’ Benefit Protection Act (“OWBPA”); or

(g) any other claim, as determined by a court of competent jurisdiction that cannot be waived as a matter of law.

7. GOVERNMENT AGENCY CLAIMS EXCEPTION.

(a) Nothing in this Agreement prevents or prohibits Employee from filing a claim with or participating in an administrative investigation or proceeding of a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Employee understands that, because Employee is waiving and releasing all claims for monetary damages and any other form of personal relief, except as set forth above, Employee may only seek and receive non-personal forms of relief through any such claim.

(b) Employee further understands and acknowledges that nothing in this Agreement prohibits, penalizes, or otherwise discourages Employee from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, public safety concern, or concern of any sort, to the U.S. Department of Labor or any federal or state government agency.

(c) Employee also understands and acknowledges that nothing in this Agreement shall be construed to prohibit him from engaging in any activity protected by the Sarbanes-Oxley Act, 18 U.S.C. § 1514A and the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. No. 111-203, H.R. 4173.

(d) Nothing in this Agreement prohibits or restricts Employee from: (i) making any disclosure of information required by law; and (ii) providing information to, or testifying or otherwise assisting or cooperating in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization in compliance with a valid court order, or the Company’s designated legal compliance officer. Employee agrees to promptly provide written notice to Company if he is requested to provide information or testimony.

8. Non-Disparagement, Employment References. Employee agrees that he will not at any time make, publish or communicate to any person or entity (including Company employees, customers, clients, suppliers, and investors) or in any public forum criticize or otherwise defame, disparage or discredit the Company or any of the Releasees, or any of their respective officers, directors, employees, products or services. The Company agrees that Company executives (Vice President level and above) will not criticize or otherwise disparage the Employee or his services to the Company during the term of his employment. The Parties agree that, in response to any inquiry from a prospective employer of Employee, the Company will advise such prospective employer of Employee’s starting and ending dates of employment, his job title as of the Employment Termination Date, will verify previous compensation only if the requesting party provides salary data for confirmation, and if asked whether Employee is subject for rehire, the Company shall answer “Yes”.

9. Voluntary Execution; ADEA Compliance. Employee acknowledges that he has entered into this Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Agreement (the “Consideration Period”), including but not limited to the 21-day period required by the ADEA. Employee acknowledges that everything Employee is receiving for signing this Agreement is described in this Agreement itself, and no other promises or representations have been made to cause Employee to sign it. Employee acknowledges that Employee has had at least twenty-one (21) days after receipt of this information and Agreement to consider whether to accept or reject this Agreement. Employee understands that Employee may sign this Agreement prior to the end of such twenty-one (21) day period, but is not required to do so. Employee understands that if he chooses to execute this Agreement less than twenty-one (21) days from his receipt from the Company, such execution will represent his knowing waiver of such Consideration Period. Employee further acknowledges that within the seven (7)-day period following his execution of this Agreement (the “Revocation Period”) he will have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without his revocation hereof. In order to be effective, notice of Employee’s revocation of this Agreement must be received by the Company on or before the last day of the Revocation Period. Any notice of revocation must be hand delivered, or sent by e-mail and express courier (UPS or Federal Express only), prepaid next-day air, to the Company in care of its attorney, Stacy Russell, General Counsel and Corporate Secretary, U.S. Silica Company, 24275 Katy Freeway, S. 600, Katy, TX 77494, 346-307-8637, russells@ussilica.com.

10. Consulting Agreement. As part of this Agreement, and subject to Employee’s fulfillment of the obligations set forth in Sections 1(c) (including execution of the Affirmation) and 1(d), the Company agrees to engage Employee as a consultant, pursuant to the following terms and conditions (the “Consulting Relationship”):

(a) Term. The Consulting Relationship will commence on the Employment Termination Date and will continue for twelve (12) months thereafter, unless terminated earlier pursuant to the terms below (the “Consulting Period”). Any extension of the Consulting Period must be agreed to in writing by the Parties.

(b) Consulting Services. Employee agrees to provide consulting services at mutually agreeable times to the Company in any area of Employee’s expertise, including but not limited to general transition support and other assignments as requested by the Company’s Chief Executive Officer (the “Consulting Services”). Employee agrees to make himself available to perform such Consulting Services throughout the Consulting Period, on an as needed basis. Employee further agrees to exercise the highest degree of professionalism and utilize Employee’s expertise and talents in performing these services. When providing such services, Employee shall abide by the Company’s policies and procedures.

(c) Independent Contractor Relationship. Employee’s relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Employment Termination Date. Other than Employee’s COBRA rights and the rights described in Section 1(c), Employee will not be entitled to any of the benefits that the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and Employee acknowledge and agree that Employee’s relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

(d) Consulting Fees. During the Consulting Period, Employee will receive cash compensation for the Consulting Services at a rate of $55,000 per calendar quarter (the “Consulting Fees”). Employee will submit an invoice for Consulting Services after the end of each calendar quarter and Company will pay Employee no later than thirty (30) days after receipt of invoice. The Consulting Fees due to Employee shall be prorated for any calendar quarter in which Employee is not engaged as a consultant for the full calendar quarter. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will report Employee’s Consulting Fees on an IRS Form 1099-NEC. Employee acknowledges that he will be entirely responsible for payment of any taxes that may be due with regard to the Consulting Fees, and Employee hereby agrees to indemnify, defend and hold harmless the Company, Parent, and their respective affiliates and officers, employees and directors in their individual capacities from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees. The Company encourages Employee to obtain professional advice from an advisor of Employee’s choice with respect to the tax treatment of, and any and all tax issues with respect to, the Consulting Fees.

(e) Eligibility Under CIC Plan. During the initial twelve (12) month term of the Consulting Period, Employee shall remain eligible to receive the severance payments and benefits he would have been eligible to receive under the CIC Plan had he remained a participating employee in the CIC Plan during the Consulting Period, subject to the following: (i) Employee shall only be entitled to severance benefits under the CIC Plan if a Change in Control (as defined in the CIC Plan) occurs and Employee’s Consulting Services are terminated by the Company or a successor entity other than for Cause (as defined in the CIC Plan) during the initial twelve (12) month term of the Consulting Period (for avoidance of doubt, the provisions in the CIC Plan relating to “Good Reason” shall not apply to Employee and the expiration of the Consulting Services pursuant to Section 10(a) on the date that is twelve (12) months after the Employment Termination Date shall not constitute a termination without Cause for purposes of the CIC Plan), (ii) if Employee becomes entitled to severance benefits under the CIC Plan, Employee’s Severance Payment (as that term is defined in Section 2.2(a) of the CIC Plan) shall be equal to 1.0 times Employee’s 2023 base salary and 2023 target annual bonus opportunity, as in effect on the Employment Termination Date, (iii) Employee shall not be entitled to the COBRA continuation benefits or prorated annual bonus provided for in Sections 2.2(b) and (c) of the CIC Plan, and (iv) references to termination of employment (or similar terms) in the CIC Plan shall mean termination of Employee’s Consulting Services. Employee’s entitlements and obligations under the CIC Plan shall otherwise be as set forth in the CIC Plan. If the Consulting Period is extended by mutual agreement of the Parties beyond the initial twelve (12) month term, Employee shall not be eligible during the extended term to receive any of the severance payments or benefits he would have been eligible to receive under the CIC Plan had he remained a participating employee in the CIC Plan.

(f) No Further Authority. Employee will have no responsibilities or authority as a consultant to the Company other than as provided above. Employee will have no authority to bind the Company, Parent or their respective affiliates to any contractual obligations, whether written, oral or implied, except with the authorization of the Company’s Chief Executive Officer. Further, except as part of the Consulting Services, Employee agree not to represent or purport to represent the Company in any manner whatsoever to any third party (including but not limited to customers, potential customers, investors, business partners or vendors), unless authorized by the Company’s Chief Executive Officer.

(g) Confidential Information/Intellectual Property. Employee agrees that, during the Consulting Period and thereafter, Employee will not use or disclose, other than in furtherance of the Consulting Services, any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that Employee obtains or develops in the course of performing the Consulting Services. Any and all work product Employee creates in the course of performing the Consulting Services will be the sole and exclusive property of the Company. Employee hereby assigns to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(h) Termination of Consulting Relationship. Without waiving any other rights or remedies, the Company has the immediate right to terminate the Consulting Relationship if the Company determines that Employee has breached this Agreement (including any breach of any of the representations, warranties or Consulting Service commitments made by Employee in this Agreement) or Employee’s continuing obligations owed to the Company or Parent (including, but not limited to, the Proprietary Information, Non-Compete & Restrictive Covenant Agreement dated as of June 23, 2011 between the Employee and the Company, attached as Exhibit B hereto (the “Winkler Restrictive Covenant Agreement”)).

In addition, the Company may terminate the Consulting Relationship at any time and for any reason upon thirty (30) days advance written notice to Employee. If the Company terminates the Consulting Relationship other than for any of the reasons set forth in the immediately preceding paragraph, and only in that event, then Employee shall be entitled to (i) a lump sum payment equal to any remaining unpaid portion of the Consulting Fees due for the initial twelve (12) month term, and (ii) continued vesting of his equity awards for the initial twelve (12) month term as set forth in Section 1(c)(iii) above.

Further, Employee will have the right to terminate the Consulting Relationship at any time and for any reason, upon thirty (30) days’ advance written notice to the Company.

(i) Right to Engage in Other Work. Throughout the Consulting Period, Employee will retain the right to engage in employment, consulting, or other work relationships in addition to Employee’s Consulting Services for the Company, so long as such activities do not present a conflict of interest with the Company’s business, interfere with Employee’s continuing obligations owed to the Company (including, without limitation, any continuing obligations owed under the Winkler Restrictive Covenant Agreement). In the event that it is unclear to Employee whether a particular activity would breach this commitment, Employee agrees to contact the Company’s Chief Executive Officer to seek clarification.

(j) Insurance. Employee shall, at its sole expense, maintain in effect at all times during the Consulting Period, insurance coverage with limits not less than those set forth below and with insurers and under forms of policies reasonably satisfactory to the Company:

Comprehensive Automobile Liability – Bodily Injury/Property Damage

- $1,000,000 Combined Single Limit Each Occurrence

Commercial General Liability – Bodily Injury/Property Damage

- $1,000,000 Single Occurrence

- $2,000000 Aggregate

Employee shall cause its insurance policies to name the Company as an additional insured to the extent of the liabilities assumed by Employee hereunder. Prior to commencing performance of the Consulting Services, Employee shall furnish the Company with Certificates of Insurance as evidence of the above-required insurance and such certificates shall provide written notice to the Company prior to cancellation or material modification thereof.

(k) Expenses. Employee shall be entitled to reimbursement for all reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of the Consulting Services hereunder if approved by the Company in advance. Employee’s travel shall be made in compliance with the Company’s Travel Policy. The Company shall reimburse Employee for the approved expenses upon Employee’s submission of a written invoice in accordance with the then regular procedures of the Company.

11. Proprietary Information, Non-Compete & Restrictive Covenants.

(a) Employee acknowledges that the information, observations and data obtained by him during the course of his employment with the Company and during the Consulting Period concerning (1) any business information not otherwise publicly available concerning the organization, business, investments, prospective investments or finances of the Company or any of the Releasees; (2) any personal and/or employment information concerning the present or former partners, employees, officers and directors of the Company or any of the Releasees; and (3) information received from any third party which any Releasee is under an obligation to keep confidential (collectively, “Confidential Information”) is the property of the respective Releasee. Employee agrees that he will not, directly or indirectly, disclose to any unauthorized person or use for his own account any of such Confidential Information unless, and only to the extent that, (i) such matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions, or (ii) he is required to do so by order of a court of competent jurisdiction (by subpoena or similar process), in which event Employee will reasonably cooperate with the Company or the Releasees in connection with any action to restrict, limit or suppress such disclosure. Employee represents, warrants and covenants that at no time prior to or contemporaneous with his execution of this Agreement has he, directly or indirectly, disclosed Confidential Information to any unauthorized person or used such Confidential Information for his own purposes or benefit.

(b) Employee acknowledges that the provisions of his Winkler Restrictive Covenant Agreement are NOT WAIVED and that the terms and provisions of the Winkler Restrictive Covenant Agreement that by their terms apply after the Employment Termination Date, including without limitation the provisions of Sections 3, 4, 5 and 7 thereof, remain in effect for two years after the termination of the Consulting Period, and that all other Restrictive Covenants ARE NOT WAIVED and remain in effect after the Employment Termination Date according to their own terms. Employee further acknowledges and agrees that the Winkler Restrictive Covenant Agreement is hereby amended so that Addendum C thereto includes the Competing Businesses, Customers and Geographic Areas set forth on Exhibit C hereto.

(c) If Employee breaches this Agreement or any other Restrictive Covenants, Employee agrees to return to Company all amounts received pursuant to Sections 1(c)(ii) or (iv) under this Agreement (the “Clawback Amount”). Employee will pay the Clawback Amount to Company within five (5) business days of Company’s written notice to Employee that it is due and owing. Employee also agrees and acknowledges that his breach of this Agreement or any other Restrictive Covenants will eliminate his eligibility to participate in the CIC Plan after the

Employment Termination Date. The Company will be entitled to recover its reasonable attorneys’ fees and costs incurred in recovering the Clawback Amount or otherwise enforcing this provision of the Agreement, including in any associated litigation. Pursuit or recovery of any Clawback Amount does not affect the enforceability of any Restrictive Covenant and Company may still strictly enforce all Restrictive Covenants in addition to pursuing and collecting any Clawback Amounts. EMPLOYEE ACKNOWLEDGES THE SIGNIFICANCE AND MATERIALITY OF THIS PROVISION TO THIS AGREEMENT, AND HIS UNDERSTANDING OF THIS PROVISION.

12. Defend Trade Secrets Act Notice. Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

13. Third Party Beneficiaries. As third-party beneficiaries of this Agreement, the Releasees (or any of them) will be entitled to enforce this Agreement in accordance with its terms in respect of the rights granted to such Releasees. There are no other third-party beneficiaries to this Agreement.

14. No Precedential Effect. By entering into this Agreement, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application irrespective of any similarity in facts or circumstances involving such other employee, on the one hand, and Employee, on the other hand.

15. Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter set forth in this Agreement, and supersedes and preempts all other agreements and obligations between the Parties; provided however, that this Agreement does not merge, supersede or replace the terms of the Winkler Restrictive Covenant Agreement of any other “Ownership of Proprietary Information, Assignment of Inventions, Non-solicitation, and Nondisclosure Agreement for Employees” or “Proprietary Information, Non-Compete & Restrictive Covenant Agreement” (the “Surviving Agreements”), or any other Restrictive Covenants which shall remain in full and effect according to their own terms, except to the extent there is a conflict between the terms of this Agreement and the Surviving Agreements, the terms of this Agreement shall govern. The terms and conditions of this Agreement are contractual and not a mere recital. No part of this Agreement may be changed except in writing executed by the Parties.

16. Choice of Law. This Agreement will be interpreted in accordance with the laws of the State of Texas. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement will be held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or the remaining provisions of this Agreement.

17. Headings. Any titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

18. No Right to Re-Employment. Employee acknowledges and agrees that neither the Company nor any of the Releasees is obligated to offer him employment (or to accept services or the performance of work from her, whether directly or indirectly) now or in the future.

19. Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, as in effect from time to time, to the extent a payment hereunder is, or shall become subject to the application of Code Section 409A. To the extent a provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until this Agreement is appropriately amended to comply with such requirements. If as of the Employment Termination Date Employee is determined to be a “specified employee” as defined in Treasury Regulation Section 409A-1(i), then the payment of any amounts to Employee that constitute deferred compensation for purposes of Code Section 409A shall be delayed until a date that is six months after the date of Employee’s Employment Termination Date to the extent necessary to comply with the requirements of Code Section 409A and related Treasury Regulations; provided, however that the payments to which Employee would have been entitled during such 6-month period, but for this subparagraph, shall be accumulated and paid to Employee without interest in a lump sum within ten days following the date that is six months following Employee’s Employment Termination Date, and any remaining payments shall continue to be paid to Employee on their original schedule. If Employee dies during such six-month period and prior to the payment of the portion that is required to be delayed on account of Code Section 409A, such amount shall be paid to Employee’s estate within 60 days after Employee’s death. Any installment payment hereunder will be treated as a separate payment for purposes of Code Section 409A. Any reimbursements or in-kind benefits provided to or for the benefit of Employee that constitute a “deferral of compensation” for purposes of Code Section 409A will be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (x) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (y) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year. The Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Code Section 409A. The provisions of this Agreement will be interpreted and construed in favor of satisfying any applicable requirements of Code Section 409A or an applicable exemption thereunder. However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement. Notwithstanding the foregoing, if this Agreement or any benefit paid to Employee hereunder is deemed to be subject to Code Section 409A, Employee consents to the Company adopting such conforming amendments as the Company deems necessary, in its sole discretion, to comply with Code Section 409A, without reducing the amounts of any benefits due to Employee hereunder.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date of the last signature affixed below.

READ CAREFULLY BEFORE SIGNING.

WITH MY SIGNATURE BELOW, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, I HAVE HAD REASONABLE AND SUFFICIENT OPPORTUNITY TO CONSULT WITH AN INDEPENDENT LEGAL REPRESENTATIVE OF MY OWN CHOOSING, AND I UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

I FURTHER ACKNOWLEDGE THAT I HAVE FREELY AND VOLUNTARILY AND WITHOUT DURESS OR UNDUE PRESSURE OR INFLUENCE OF ANY KIND OR NATURE, ENTERED INTO THIS AGREEMENT, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION, PROMISE, WARRANTY OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND THAT I HAVE BEEN ENCOURAGED BY THE COMPANY TO DO SO.

I ALSO ACKNOWLEDGE THAT I HAVE BEEN AFFORDED AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT AND THAT I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING WRITTEN NOTIFICATION OF MY REVOCATION AS SET FORTH ABOVE. IF THIS AGREEMENT IS NOT REVOKED IN THIS MANNER, IT WILL BECOME EFFECTIVE ON THE EIGHTH DAY AFTER I SIGN IT. FURTHERMORE, I UNDERSTAND THAT IF I REVOKE THIS AGREEMENT, THIS AGREEMENT WILL BECOME NULL AND VOID AND I WILL NOT BE ENTITLED TO THE BENEFITS CONFERRED BY THIS AGREEMENT, INCLUDING PAYMENTS SET FORTH HEREIN IF THE AGREEMENT IS REVOKED.

Michael L. Winkler

/s/ Michael L. Winkler		Dated: August 10, 2023
U. S. SILICA COMPANY

By:	/s/ Bryan A. Shinn
Title:	Chief Executive Officer	Dated: August 10, 2023

U. S. SILICA HOLDINGS, INC.

By:	/s/ Bryan A. Shinn
Title:	Chief Executive Officer	Dated: August 10, 2023

EXHIBIT A

Affirmation of Separation, Consulting and General Release Agreement

TO BE SIGNED ON OR AFTER THE EMPLOYMENT TERMINATION DATE. NOT VALID IF SIGNED EARLIER.

As required by and as material consideration for the Separation, Consulting and General Release Agreement (“Agreement”), entered into by and between Michael L. Winkler (“Employee”) and U.S. Silica Company and U.S. Silica Holdings, Inc., Employee freely and voluntarily agrees to enter into and be bound by this Affirmation of the Separation, Consulting and General Release Agreement (the “Affirmation”). This Affirmation shall be effective on the eighth (8th) day after it is signed, provided it is not revoked as provided below (the “Affirmation Effective Date”).

Employee hereby reaffirms all of Employee’s obligations and representations in the Agreement, including but not limited to Employee’s release of claims in Section 4 of the Agreement up through the date Employee signs this Affirmation below.

Employee acknowledges that he had twenty-one (21) days to consider this Affirmation and has seven (7) days following his execution of the Affirmation to revoke the Affirmation; and that this Affirmation shall not be effective until that revocation period has expired.

Employee understands that he will not be eligible for the rights or benefits set forth in Sections 1(c)(ii) and (iv) under the Agreement, or the right to provide the Consulting Services pursuant to Section 10, unless he signs and does not revoke this Affirmation. Employee understands that the Company, in providing Employee with the rights or benefits set forth in Sections 1(c)(ii) and (iv) under the Agreement, and agreeing to engage Employee to provide the Consulting Services under this Agreement, is relying on this Affirmation, and that his eligibility and receipt of any of such rights and benefits under the Agreement are conditioned on his continued compliance with the Agreement.

Employee acknowledges, warrants, represents and agrees that, in executing and delivering this Agreement, Employee does so freely, knowingly and voluntarily and that he is fully aware of the contents and effect thereof and that such execution and delivery is not the result of any fraud, duress, mistake or undue influence whatsoever.

__________________________, 2023
Michael L. Winkler	Date of Execution

EXHIBIT B

Winkler Restrictive Covenant Agreement

OMITTED

EXHIBIT C

Winkler Restrictive Covenant Agreement:

Competing Businesses, Customers and Geographic Areas

OMITTED